EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of this 18th day of December, 2007, but effective as of January 1, 2005 (the “Effective Date”), by and among Peoples Bancorp (“Peoples”), the holding company of Peoples Federal Savings Bank of DeKalb County (the “Bank”), the Bank and Steven H. Caryer (“Executive”), with reference to the following:

This Agreement amends and restates the prior Employment Agreement between the Bank, Peoples and the Executive dated September 26, 2006 (the “Prior Agreement”).  It has been amended and restated for compliance with the final regulations under 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of January 1, 2005.

WHEREAS, Executive is currently employed by the Bank, which is a wholly owned subsidiary of Peoples;

WHEREAS, Peoples and the Bank desire to provide for the employment of the Executive by the Bank;

WHEREAS, the Executive is willing to commit himself to serving the Bank on the terms and conditions herein provided;

NOW, THEREFORE, IN CONSIDERATION OF the recitals set forth above and the mutual promises, covenants, agreements, conditions and undertakings hereinafter set forth, the adequacy and receipt of which consideration is hereby acknowledged, the parties hereto agree as follows:

1.	Term.

This Agreement shall have a term of three (3) years, commencing on December 18, 2007 (the “Term”). Where used herein, “Term” shall refer to the entire period of employment of Executive by the Bank from and after the Effective Date of this Agreement, whether for the period provided above and as extended or terminated earlier as hereinafter provided.

2.	Position and Duties.

(a)           During the Term, Executive shall be employed on a full-time basis to serve as  Vice President and Chief Financial Officer of the Bank and perform the duties customarily performed by such officer of a savings association, including the general supervision and operation of the business and affairs of the Bank, and reporting to the applicable regulatory authorities regarding the activities of the Bank, subject to the direction of and the powers vested by law in the Board of Directors of the Bank (the “Board”) and the Bank’s shareholder, Peoples. Except as provided for herein, the duties and position of Vice President and Chief Financial Officer hereunder may be changed only by the mutual written agreement of the parties hereto. The parties may mutually agree to extend Executive’s full-time status for additional 12-month periods following December 18, 2007.

(b)           During the Term hereof, Executive shall perform the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability in compliance with instructions and policies of the Board, the Bank’s Federal Charter and Bylaws and with all applicable laws and regulations.

3.	Compensation.

(a)           Base Salary.  For executive’s services rendered hereunder, the Bank shall pay or cause to be paid a base salary to Executive at the rate of $100,940 per annum, payable in conformity with the Bank’s normal payroll periods and procedures. During the Term, Executive’s base salary shall be reviewed at least once every twelve (12) months and shall be increased (but not reduced) at any time, and from time to time, as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other executives of the Bank, provided that Executive’s Base Salary shall be increased by a percentage no less than the annual increase of the cost of living index for the Fort Wayne, Indiana metropolitan area. Any increase in base salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to base salary as so increased.

(b)           Discretionary Bonus. In addition to Executive’s Base Salary provided for under Paragraph 3(a) above, the Executive shall participate in an equitable manner with all other senior management executives of the Bank in discretionary bonuses that the Board may award from time to time to the Bank’s senior management executives. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such discretionary bonuses.

(c)           Stock Awards. The Executive shall be eligible for consideration for stock option grants by Peoples pursuant to any stock option plan adopted or maintained by Peoples, for so long as Executive shall be employed by the Bank.

(d)           Other benefits. The Executive will eligible to participate in or receive benefits under any employee benefit plans of the Bank which are available to senior executives and key management employees of the Bank, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

4.	Vacation and Sick Leave.

During the Term hereof, Executive shall be entitled to paid vacation and paid sick leave, the amount and term of which shall be determined in accordance with the policies of the Bank as in effect from time to time, but in no event shall the vacation period be less than four weeks per year.

5.	Group Medical, Life Insurance and Other Benefits.

The Executive shall participate in any plan that the Bank maintains for the benefit of its executives if the plan relates to (i) pension, profit sharing or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

6.           Business Expenses.

Executive shall be entitled to reimbursement by the Bank for any and all ordinary and necessary business expenses reasonably incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term of this Agreement, provided that Executive furnishes to the Bank, for review and approval by the Chairman of the Board, adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense of the Bank

7.	Termination for Cause.

(a)           The Board may for cause terminate Executive’s employment at any time during the Term of this Agreement. In such event, all rights of Executive under this Agreement shall terminate and Executive shall have no right to receive compensation or other benefits for any period after the effective date of such termination for cause. Termination for cause shall be defined as the Executive’s dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(b)           Notwithstanding the foregoing, no termination for cause shall be effective with respect to the Executive unless and until there shall have been delivered to him a copy of a resolution, finding that in the good faith opinion of the Board of Directors of the Bank (the “Board”), the Executive’s actions and/or failure to act justifies termination for cause and specifying the particulars thereof in detail. Reasonable notice shall be provided to the Executive and he shall receive an opportunity, together with counsel, to be heard before the Board. The Executive shall not have the right to receive compensation or other benefits for any period after a termination for cause, except that benefits previously vested or accrued shall be unaffected by such termination.

8.	Events of Termination; Payments to Executive.

The provisions of this Paragraph 8 shall apply upon the occurrence of an Event of Termination (as herein defined).

(a)           As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following (other than such an event which occurs within 12 months following a Change in Control, in which case any benefits due to Executive under Paragraph 9 shall be made as provided in Paragraph 9): (i) the termination by the Bank of the Executive’s employment hereunder for any reason other than for cause (as defined in Paragraph 7 hereinabove) during the Term; or (ii) the Executive’s resignation or constructive termination from the Bank’s employ, upon any (A) material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof (and any such material change shall be deemed a continuing breach of this Agreement), (B) relocation of the principal place at which Executive’s duties are to be performed to a location outside a thirty (30) mile radius around the principal location at which Executive’s duties are performed immediately prior to the termination of employment, (C) material reduction in the benefits and perquisites to the Executive from those being provided as of the Effective Date of this Agreement except for any changes that are generally applicable to senior executives and key management employees or expressly contemplated by this Agreement (any such reduction to be deemed a continuing breach of this Agreement), or (D) or any other material breach of this Agreement by the Bank, which events remain uncorrected for at least 30 days after the Executive provides the Bank notice of such occurrence. Upon the occurrence of any event described in clauses (A), (B), (C) or (D) above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within a reasonable period of time not to exceed 90 days after the later of the (i) occurrence of the event giving rise to said right to elect termination or (ii) actual knowledge of such event by the Executive. In the case of a continuing breach, the Executive may give such sixty (60) days prior notice at any time. Executive’s sixty (60) days prior notice of his Date of Termination shall be referred to as “Notice of Termination.” The date specified in Executive’s Notice of Termination to the Bank satisfying the 60 days’ prior notice requirement shall be the “Date of Termination.” Notwithstanding the foregoing, if the Bank cures the violation set forth within clauses (A), (B), (C) or (D) within 30 days after the Notice of Termination is received by the Bank, such Notice of Termination shall be deemed revoked by the Executive.

(b)           Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in this Paragraph 8, the Bank shall pay the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries as he may have designated, or his estate, if no beneficiary designation has been made, or if no beneficiaries survive the Executive, as severance pay or liquidated damages, or both, a sum equal to (i) the amount of Base Salary of the Executive for each year or portion thereof during the remaining Term of this Agreement, plus (ii) bonuses based on the last bonus received for each year or portion thereof remaining in the Term of this Agreement, as well as (iii) the value of any health and/or medical benefits as provided under Paragraph 5 and retirement benefits under Paragraph 5 of this Agreement for each year or portion thereof remaining in the Term of this Agreement, provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. Such salary, bonus, retirement benefit, and health payments shall be made in a lump sum within ten (10) days of the Date of Termination.

(c)           The payments provided under this Paragraph 8 upon an Event of Termination shall be in lieu of any other payments or damages recoverable in any causes of action by Executive related to this Agreement. As a condition to receipt of payments hereunder, the Executive shall execute a Release and Settlement Agreement pursuant to which the Executive shall waive any and all claims resulting from employment at or termination from the Bank other than payments or benefits which are expressly provided for in this Agreement.

9.	Termination as a Result of a Change of Control.

(a)           Change of Control. For purposes of this Agreement and except as provided in Paragraph 11(c) below relating to supervisory transactions, the term “Change of Control” shall mean the occurrence of any of the following events:

(i)           a change in the ownership of the Bank or Peoples, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or Peoples that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or Peoples.  Such acquisition may occur as a result of a merger of Peoples or the Bank into another entity which pays consideration for the shares of capital stock of the merging Holding Company or Bank.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or Peoples, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or Peoples (or to cause a change in the effective control of the Bank or Peoples (within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or Peoples acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or Peoples (or issuance of stock of the Bank or Peoples) and stock in the Bank or Peoples remains outstanding after the transaction.

(ii)           a change in the effective control of the Bank or Peoples, which shall occur only on either of the following dates:

(1)
the date any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Peoples possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or Peoples.

(2)
the date a majority of members of Peoples’ board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of Peoples’ board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of Peoples.

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or Peoples, the acquisition of additional control of the Bank or Peoples by the same person or persons is not considered to cause a change in the effective control of the Bank or Peoples (or to cause a change in the ownership of the Bank or Peoples within the meaning of subsection (i) of this section).

(iii)           a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

(1)	a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

(3)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

(4)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this subsection (iii) and except as otherwise provided in paragraph 1) above, a person’s status is determined immediately after the transfer of the assets.

(iv)           For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or Peoples; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Bank or Peoples where the Bank or Peoples is the surviving corporation.

(b)           Severance Payment. If Executive’s employment with the Bank is terminated by the Bank or by the Executive for any reason other than for cause, as defined in Section 7(a), within 12 months following a Change of Control, Executive shall be entitled to receive as his sole and exclusive remedy a lump sum severance payment equal to 2.99 years of Executive’s Base Salary, as provided for in Paragraph 3(a) of this Agreement, plus the amount of any bonus compensation earned by Executive during the 2.99 years immediately preceding the Change of Control, the present value of unpaid health benefits and retirement benefits under Paragraph 5 assuming those benefits continue to be paid until Executive reaches the age of 65, less any amounts required to be deducted by the Bank for federal and state taxes or other applicable requirements. The severance payment hereunder shall be paid to Executive in a lump sum upon the effectiveness of Executive’s termination of employment from the Bank and the termination of this Agreement. In the event a severance payment is paid to Executive under this Paragraph 9(b), this Agreement shall be terminated and the Bank shall have no further obligation to Executive under this Agreement, except as provided herein.

(c)           Notwithstanding the preceding paragraphs of this Paragraph 9, the payments or benefits to be made or afforded to Executive under this Agreement when aggregated with any other “golden parachute” amounts (defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) as compensation that becomes payable or accelerated due to a Change in Control payable under any other plans, agreements or policies of Peoples or the Bank, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before the Executive becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and Peoples or the Bank loses all or part of its compensation deduction for such payments. The Executive shall determine the allocation of the reduction required hereby among the benefits to which the Executive is entitled.

(d)           Compliance with Law and Regulation. The parties hereto expressly acknowledge and agree that any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated there under.

10.	Other Termination.

(a)           Disability. In the event of the Executive’s disability, Executive’s employment hereunder may be terminated by written notice from the Bank to Executive. In the event that Executive’s employment is terminated under this Paragraph 10(a), Executive shall receive the difference between any disability payments provided by the Bank’s insurance plans and his Base Salary as set forth in Paragraph 3(a) hereof which he would have received during the remaining Term of this Agreement, plus the amount of any bonus compensation payable to Executive under Section 3(b) hereof for any number of years or portions thereof remaining in the Term of this Agreement, prorated as appropriate. Such termination shall not affect any rights which Executive may have pursuant to any insurance or other death benefit, retirement or stock award plans or arrangements of the Bank, or any stock option plans or options thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements. For purposes of this section, “disability” shall mean any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (i) renders Executive unable to engage in any substantial gainful activity or (ii) entitles Executive to income replacement benefits for a period of not less than three months under an accident and benefit plan covering employees of the Bank, as reasonably determined by a duly licensed physician selected in good faith by the Bank.

(b)           Death. If Executive’s employment is terminated by reason of Executive’s death, this Agreement shall terminate without further obligations of the Bank to Executive (or Executive’s heirs or legal representatives) under this Agreement, other than for payment of (i) Executive’s Base Salary which he was receiving at the time of death, prorated through the date of termination; (ii) the amount of any bonus compensation payable to Executive at the time of his death under Section 3(b) above, prorated through the date of termination; (iii) any compensation previously deferred by Executive; (iv) any accrued vacation and/or sick leave pay; and (v) any amounts due pursuant to the terms of any applicable welfare benefit plan. All of the foregoing amounts shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the date of termination or earlier as required by applicable law.

11.	Regulatory Provisions.

(a)           Suspension and Removal Orders. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 181 8(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 181 8(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(b)           Termination by Default. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

(c)           Supervisory Assistance or Merger. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time that the Federal Deposit Insurance Corporation or the Office of Thrift Supervision enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1823(c)); or (ii) by the Director or his or her designee, at the time that the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

12.	Payments to Specified Employees.

(a)           To the extent the Executive is a “specified employee” (as defined below) as of a separation from service, payments due to the Executive under this Agreement upon a separation from service that represent payment of deferred compensation that is subject to Section 409A of the Code shall begin no sooner than six months after the Executive’s separation from service; provided, however, that any payments not made during the six month period described in this Section 12(a) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six month period; provided, further, that, to the extent this Agreement provides for payment of deferred compensation only upon an involuntary separation from service or pursuant to a window program, the six month delay required under this Section 12(a) shall not apply to the portion of any payment resulting from the Executive’s “involuntary separation from service” (as defined in Treasury Reg. Section 1.409A-1(n) and including a “separation from service for good reason,” as defined in Treasury Reg. Section 1.409A-1(n)(2)) that (i) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (ii) does not exceed two times the lesser of (1) the Executive’s annualized compensation for the year prior to the year in which the separation from service occurs, or (2) the dollar limit described in Section 401(a)(17) of the Code.

(b)           To the extent any life, health, disability or other welfare benefit coverage provided to the Executive under this Agreement would be taxable to the Executive, the taxable amount of such coverage shall not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code determined as of the year in which the Executive’s separation from service occurs.  The intent of the foregoing sentence is to permit Peoples and the Bank to treat the provision of such benefits as a limited payment under Treasury Reg. Section 1.409A-1(a)(9)(v)(D) so as to avoid application of the six month delay rule for specified employees.  For purposes of this Agreement, any reference to severance of employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h).

(c)           For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i) and shall include, without limitation, (1) an officer of the Bank or Peoples having annual compensation greater than $130,000 (as adjusted for inflation under the Code), (2) a five percent owner of the Bank or Peoples, or (3) a one percent owner of the Bank or Peoples having annual compensation of more than $150,000.  The determination of whether the Executive is a “specified employee” shall be made by the Bank in good faith applying the applicable Treasury regulations.

13.	Disclosure or Use of Trade Secrets/Non-Compete Agreement.

During the Term hereof, Executive will have access to and become acquainted with what Executive and the Bank acknowledge are trade secrets of the Bank. Executive shall not use or disclose any trade secrets or, directly or indirectly, cause them to be used or disclosed in any manner, during the Term hereof or for a period of one (1) year after the termination of this Agreement, except as may be required or requested by the Bank, by court order or under applicable law or regulation. While Executive is employed by the Bank and for a period of one year after termination of Executive’s employment by the Bank for cause or by the Executive, Executive shall not directly or indirectly engage in any bank or bank-related business which competes with the business of the Bank as conducted during Executive’s employment by the Bank for any financial institution, including, but not limited to, banks, savings associations and credit unions within a 50-mile radius of Auburn, Indiana.

14.	Return of Documents.

Executive expressly agrees that all manuals, documents, files, reports, studies or other materials used and/or developed by Executive for the Bank during the Term of this Agreement or prior thereto while Executive was employed by the Bank are solely the property of the Bank, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all such materials (including any copies thereof) to the Bank.

15.	Notices.

All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or sent by United States mail, certified or registered, with return receipt requested, if to Executive, addressed to Executive at the last residence address of Executive as shown in the records of the Bank, and if to the Bank, addressed to the Chairman of the Board at the Bank’s principal office.

16.	Governing Law and Jurisdiction.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana. Each of the parties hereto consents to the jurisdiction of the Indiana or federal courts, as the case may be, for the enforcement of this Agreement and matters pertaining to the transactions and activities contemplated hereby.

17.           Attorneys’ Fees.

In the event that a dispute arises with respect to this Agreement, the prevailing party in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with such dispute.

18.	Benefit of Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Executive may not assign any interest in this Agreement without the prior written consent of the Bank.

19.	Captions.

Captions and paragraph heading used in this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

20.	Entire Agreement.

This Agreement contains the entire agreement of the parties with respect to the employment of Executive by the Bank, and it expressly supersedes any and all other agreements, either oral or written, relating thereto.

21.	Severability.

Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties to this Agreement.

22.	Amendments.

This Agreement may not be amended or modified except by a written agreement signed by Executive and the Bank. This Agreement and any amendment thereof may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PEOPLES BANCORP

By:	/s/ G. R. Gatton
G. Richard Gatton Chairman of the Board

PEOPLES FEDERAL SAVINGS BANK OF DEKALB COUNTY
By:	/s/ M. F. Winkler III
Maurice F. Winkler, III President and Chief Executive Officer

EXECUTIVE

/s/ Steven H. Caryer
Steven H. Caryer